UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2026

Figure Certificate Company

(Exact name of registrant as specified in its charter)

Delaware	333-275154	92-3576834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

650 California Street, Suite 2700

San Francisco, California 94108

(Address of principal executive offices, including zip code)

(628) 236-5820

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Michael S. Cagney as Chief Executive Officer

In connection with the reorganization of Figure Technology Solutions, Inc. (“Figure”), the Company’s parent company, in August 2025, and the completion of Figure’s subsequent initial public offering in September 2025, effective January 12, 2026, Michael S. Cagney resigned from his role as Chief Executive Officer of Figure Certificate Company, a Delaware corporation (the “Company”). Mr. Cagney will remain as a director and the Chair of the board of directors to the Company.

Appointment of Michael Tannenbaum as Chief Executive Officer

On January 13, 2026, Michael Tannenbaum was approved as the Company’s Chief Executive Officer. Mr. Tannenbaum, 37 years of age, did not hold any previous positions with the Company but has served as the Chief Executive Officer of FT Intermediate, Inc., since April 2024, and following the reorganization, Figure. Prior to joining Figure, Mr. Tannenbaum served as an executive at Brex, Inc., a technology and financial services company. Mr. Tannenbaum served as Brex’s Chief Operating Officer from November 2021 to January 2024, and as its Chief Financial Officer and Chief Business Officer from July 2017 to November 2021. Earlier in his career, Mr. Tannenbaum held significant leadership roles at SoFi Technologies, Inc. (NASDAQ: SOFI), a financial services company, from July 2014 to July 2017, including as Chief Revenue Officer. Mr. Tannenbaum also worked at Hellman & Friedman, a private equity firm, and in the investment banking division at JPMorgan Chase, a multinational investment bank and financial services company. Mr. Tannenbaum graduated summa cum laude from Columbia University with a B.A. in Economics and Urban Studies.

Pursuant to Mr. Tannenbaum’s employment agreement with the Company, Mr. Tannenbaum’s employment is “at will,” meaning that either he or the Company are entitled to terminate Mr. Tannenbaum’s employment at any time and for any reason, with or without cause. Mr. Tannenbaum will be compensated in accordance with his compensation plan as described in the most recent Form S-1 registration statement for Figure. Mr. Tannenbaum will not receive any additional compensation for serving as the new Chief Executive Officer of the Company.

There is no arrangement or understanding between Mr. Tannenbaum and any other person pursuant to which Mr. Tannenbaum was appointed as Chief Executive Officer. There are no family relationships between Mr. Tannenbaum and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer. Mr. Tannanbaum has not engaged in any related-person transactions required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Resignation of Daniel Grueter as Treasurer

In connection with the reorganization of Figure in August 2025, and the completion of Figure’s subsequent initial public offering in September 2025, effective January 12, 2026, Daniel Grueter resigned from his role as Treasurer of the Company. Mr. Grueter will remain as Figure’s Deputy Chief Financial Officer.

Appointment of Macrina Kgil as Treasurer

On January 13, 2026, Macrina Kgil was approved as the Company’s Treasurer. Ms. Kgil, 50 years of age, did not hold any previous positions with the Company but has served as the Chief Financial Officer and Treasurer of FT Intermediate, Inc., since December 2024, and following the reorganization, Figure. Prior to joining Figure, Ms. Kgil served as the Head of Finance at Flow.life, a real estate technology company, which is a position she held from July 2023 to November 2024. From November 2018 to November 2022, Ms. Kgil was also the Chief Financial Officer of Blockchain.com, a digital asset financial technology company. Concurrently, from November 2018 to June 2023, Ms. Kgil served as the Chief Financial Officer of Blockchain Venture Fund, a digital asset investment fund. Ms. Kgil’s career began at PricewaterhouseCoopers, followed by leadership roles at a variety of financial services firms, including Fortress Investment Group and OneMain Financial. Ms. Kgil holds a bachelor’s degree in Mineral and Petroleum Engineering from Seoul National University.

Pursuant to Ms. Kgil’s employment agreement with the Company, Ms. Kgil’s employment is “at will,” meaning that either he or the Company are entitled to terminate Ms. Kgil’s employment at any time and for any reason, with or without cause. Ms. Kgil will be compensated in accordance with her compensation plan as described in the most recent Form S-1 registration statement for Figure. Ms. Kgil will not receive any additional compensation for serving as the new Treasurer of the Company.

There is no arrangement or understanding between Ms. Kgil and any other person pursuant to which Ms. Kgil was appointed as Treasurer. There are no family relationships between Ms. Kgil and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer. Ms. Kgil has not engaged in any related-person transactions required to be disclosed by Item 404(a) of Regulation S-K under the Exchange Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2026	FIGURE CERTIFICATE COMPANY

	By:	/s/ Michael Tannenbaum
	Name:	Michael Tannenbaum
	Title:	Chief Executive Officer